UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 12, 2015
Date of Report
(Date of earliest event reported)

American Spectrum Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-16785	52-2258674
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2401 Fountain View, Suite 750, Houston, Texas 77057
(Address of principal executive offices) (Zip Code)
(713) 706-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 12, 2015, American Spectrum Realty, Inc. (the “Company”) filed a voluntary petition (the “Voluntary Petition”) for the reorganization of one its subsidiaries, Verdugo, LLC (“Verdugo”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the Central District of California (the “Bankruptcy Court”).  The filing docket number is Case No. 8:15-bk-10701-SC.  Verdugo filed the Voluntary Petition in response to foreclosure proceedings being instituted by D&A Semi-Annual Mortgage Fund III, L.P. (the “Lender”).  Verdugo filed the Voluntary Petition in order to preserve the value of its multi-use retail and medical office building located in Glendale, California (the “Property”) which the Company believes has a value in excess of the outstanding secured debt.  The Company believes that the value of the Property can be preserved and maximized through either a plan of reorganization or orderly marketing and sale. Verdugo will continue to operate the Property as “debtor in possession” in the ordinary course under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On November 1, 2014, the $6,600,000 mortgage secured by the Property matured and became due and payable. The Company defaulted on the repayment and the lender instituted foreclosure proceedings. The Company has been in negotiations with the Lender and affiliated companies; however, on January 15, 2015, the Company was notified that the lender had filed a “Notice of Trustee Sale” setting February 13, 2015 as the Property sale date. The filing of the Voluntary Petition effectively stays the foreclosure action and the related Property sale.  The Lender’s purported rights of enforcement are subject to the applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure.

The Property is also security for an additional mortgage loan in the amount of $2,477,050 which is due and payable on May 22, 2015.  The filing of the Voluntary Petition constitutes an event of default under this additional mortgage agreement and results in the automatic and immediate acceleration of the additional secured mortgage loan.  The Voluntary Petition also stays any lender enforcement action with respect to this additional secured mortgage loan.

The Property was acquired on December 30, 2013 pursuant to a Contribution Agreement and Joint Escrow Instructions (the “Contribution Agreement”) by and among the Company and Asset Managers, Inc., D&A Daily Mortgage Fund III, L.P., D&A Semi-Annual Mortgage Fund III, L.P., and D&A Intermediate-Term Mortgage Fund III, L.P. (collectively, the “Dunham Funds”). Under the terms of the Contribution Agreement, the Company may not refinance the Property for more than $6,627,600 (40% of the Project Allocation Amount (as defined in the Contribution Agreement)).  Currently, neither Verdugo nor the Company have the funds necessary to meet the obligations due to the Lender.  Although the Company and the Dunham Funds have been in negotiations regarding the past due mortgage and the Company’s default on its 8% Cumulative Preferred Series B Shares, negotiations have not resulted in a forbearance agreement and are currently on-going.

Forward-Looking Statements

The Company’s statements contained in this Current Report on Form 8-K that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those included in the forward-looking statements. The Company intends those forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and the Company is including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, intentions and expectations, are generally identifiable by use of the words "expect," "project," "may," "will," "should," "could," "would," "intend," "plan," "propose," "anticipate," "estimate," "believe," "continue," "predict," "potential," or the negative of such terms and other comparable terminology. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SPECTRUM REALTY, INC.

		By:	/s/ Quentin E. Thompson
Quentin E. Thompson
Chief Financial Officer

Date:	February 17, 2015